EXHIBIT 2.01


                            STOCK EXCHANGE AGREEMENT


         This Stock Exchange Agreement (this "AGREEMENT") is made as of October 31, 1995, by and between Integrated Systems, Inc., a California corporation ("ISI"), takeFive Software Gesellschaft m.b.H., an Austrian Corporation ("T5"), and each of the persons holding or being a Trust Beneficiary of a share interest in T5 as listed on Exhibit A (the "SHAREHOLDERS").

                                    RECITALS

         WHEREAS, the board of directors of ISI, T5 and the managing directors and Shareholders of T5 deem it advisable and in the best interests of each such corporation and its shareholders for ISI or ISI's Austrian subsidiary to acquire and each of the Shareholders to exchange all of their share interests in T5 (the "T5 Shares") on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of California for common stock in ISI (the "ISI COMMON STOCK"); and

         WHEREAS, ISI and each Shareholder desire to enter into an agreement to ensure that the Shareholders do not compete directly or indirectly with ISI and its Subsidiaries (including T5) or solicit any of their respective employees or customers;

         NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the parties hereto agree as follows:


                                    ARTICLE I

         1.1 CERTAIN DEFINED TERMS. As used in this Agreement, in addition to the terms defined elsewhere in the Agreement (including in the Recitals), the following terms will have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "CONTRACTUAL OBLIGATION" means, as to any Person, any provision of any note, bond or security issued by such Person or of any mortgage, indenture, deed of trust, lease, license, franchise, contract, agreement, instrument or undertaking to which such Person is a party or to which it or any of its property or assets is subject.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated from time to time thereunder.

                  "FAIRNESS   HEARING"  means  a  fairness  hearing  before  the
California Commissioner of Corporations pursuant to Section 25142 of the Securities Law.

                  "GAAP" means generally accepted accounting principles in the United States of America.

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                  "GOVERNMENTAL  AUTHORITY" means any nation or government,  any
state  or  other  political   subdivision  thereof  and  any  entity  exercising
executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "ISI AUSTRIAN SUBSIDIARY" means the Subsidiary formed under the laws of Austria which is either directly or indirectly wholly-owned by ISI.

                  "LIEN" means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).

                  "MATERIAL ADVERSE EFFECT" (a) as used with respect to T5 means a material adverse effect on the following: (i) the business, operations, property or condition (financial or other) of T5 as a whole or (ii) the ability of T5 to consummate the transactions contemplated by this Agreement or the Related Agreements or perform its obligations hereunder or thereunder or (iii) the ability of ISI to exercise its rights under this Agreement or the Related Agreements or as a shareholder of T5 and (b) as used with respect to ISI means a material adverse effect on the following: (i) the business, operations, property or condition (financial or other) of ISI taken as a whole or (ii) the ability of ISI to consummate the transactions contemplated by this Agreement or the Related Agreements or perform their obligations hereunder or thereunder or (iii) the ability of T5 to exercise its rights under this Agreement or the Related Agreements.

                  "PERMIT" means a permit issued pursuant to Section 25110 of the Securities Law after the Fairness Hearing.

                  "PERMIT APPLICATION" means the application for qualification of the ISI Common Stock to be issued in the Transaction and application for the Fairness Hearing, together with any other documents required by the Securities Law in connection with the Exchange.

                  "PERSON" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, Governmental Authority or other entity of whatever nature.

                  "RELATED AGREEMENTS" means collectively each agreement entered into by ISI and T5 in connection with this Agreement, including without limitation the Employment Agreements, NonCompetition and NonSolicitation Agreement, and Affiliate Agreements.

                  "REQUIREMENT(S) OF LAW" means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "SEC" means the Securities and Exchange Commission.

                  "SEC DOCUMENTS" means each statement or report filed by the Company under the Exchange Act, each registration statement (including amendments thereto), and any other document filed by T5 or any of its Subsidiaries with the SEC pursuant to the Securities Act or the Exchange Act, including all schedules and Company-prepared exhibits thereto.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated from time to time thereunder.

                  "SECURITIES LAW" means the California Corporate Securities Law of 1968, as amended.

                  "SHAREHOLDERS' EXPENSES" means: (i) all broker fees incurred by the Shareholders as a result of the Transaction regardless of whether T5 or the Shareholders are directly obligated by contract to pay such fees and (ii) 0.625% (one-half of 1.25%) of the GmbH stock transfer tax and fifty percent (50%) of the notarial fees. Provided however, ISI or the ISI Austrian Subsidiary shall be responsible for any additional transfer tax incurred as a result of ISI electing to have the ISI Austrian Subsidiary acquire the T5 Shares.

                  "SUBSIDIARY" means, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

                  "T5 AFFILIATES" will mean the Shareholders and managing directors of T5.

                  "TAX" OR "TAXES" mean, with respect to any Person, a net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, transfer, occupation, premium, property or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any jurisdiction or other taxing authority (federal, state, local or foreign) on such Person.

         1.2 OTHER DEFINITIONS. The capitalized terms used in this Agreement and not defined in Section 1.1 are defined elsewhere in this Agreement.


                                   ARTICLE II

                               EXCHANGE OF SHARES

         2.1 EXCHANGE OF T5 SHARES. Subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of T5 Shares shall be deemed to be transferred by the Shareholders, at the Closing, for shares of ISI Common Stock ("TOTAL NUMBER OF SHARES OF ISI COMMON STOCK") as determined by dividing the sum of fifteen million dollars ($15,000,000.00) less the Shareholders' Expenses by the lower of (i) thirty-three dollars ($33.00) or (ii) the average of the ISI closing price on the ten (10) business days ending one day prior to the Closing Date (as reported on the Wall Street Journal) (the "TRANSACTION"). The "EXCHANGE RATIO" for the T5 Shares is the Total Number of Shares of ISI Common Stock divided by 500,000. ISI shall issue to each Shareholder the number of shares of ISI Common Stock determined by multiplying the percentage set forth opposite of such Shareholder's name on Exhibit A by the Total Number of Shares of ISI Common Stock.

         2.2 FRACTIONAL SHARES. No fractional shares of ISI Common Stock shall be issued and such fractional interests shall not entitle the owner thereof to vote. In lieu of any fractional share, each holder of T5 Shares who would otherwise be entitled to receive a fraction of a share of ISI Common Stock will be entitled to receive from ISI an amount of cash, without interest, equal to the ISI Average Closing Price multiplied by the fraction of share of ISI Common Stock to which such holder would otherwise be entitled.

         2.3 ADJUSTMENTS FOR CAPITAL CHANGES. If on or after the date of this Agreement, but on or prior to Closing, ISI recapitalizes through a stock split, reverse stock split, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes, or declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the Total Number of Shares of ISI Common Stock to be exchanged for T5 Shares will be adjusted appropriately so as to maintain the proportionate interests of the Shareholders.

         2.4 CLOSING. The closing of the Transaction (the "CLOSING") will take place on October 31, 1995 after satisfaction or waiver of all of the conditions set forth in Article VII that by their terms are not to occur at the Closing (the "CLOSING DATE"), at the offices of Fenwick & West, Two Palo Alto Square, Palo Alto, California, unless another date or place is agreed to in writing by the parties hereto.

         2.5 EFFECTS OF THE TRANSACTION. Subsequent to the Closing, at ISI's option, T5 shall be a wholly owned Subsidiary of ISI or the ISI Austrian Subsidiary.

         2.6 ACCOUNTING TREATMENT. The business combination to be effected by the Transaction is intended to be treated for accounting purposes as a "pooling of interests." The Affiliates of T5 and ISI shall execute and deliver Affiliates Agreements, respectively.

         2.7      FAIRNESS HEARING.

                  (a) The ISI Common Stock to be issued in the Transaction shall be qualified by the Permit after the Fairness Hearing and the issuance thereof shall thereby be an exempt transaction under Section 3(a)(10) of the Securities Act. As promptly as practicable after the date of this Agreement, ISI shall prepare and file with the California Department of Corporations the Permit Application. ISI shall also take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of the ISI Common Stock in the Transaction. The Shareholders shall furnish to ISI all information concerning T5 and the Shareholders as may be reasonably requested in connection with any action contemplated by this Section 2.7. The parties shall use their best efforts to take any actions required to be taken to complete the Fairness Hearing and obtain the issuance of the Permit.

                  (b) Notwithstanding the foregoing, ISI reserves the right to qualify the issuance of ISI Common Stock under a different SEC exemption in the event a Fairness Hearing exemption is impracticable or unavailable, provided that the Shareholders have substantially the same liquidity as the liquidity obtained from a Fairness Hearing. The parties shall use their best efforts to take any actions required to qualify under such alternative exemption.

                                   ARTICLE III

                            EXCHANGE OF CERTIFICATES

         3.1 EXCHANGE. At the Closing, at ISI's option, ISI will, or will cause its ISI Austrian Subsidiary to, deliver to each Shareholder a share certificate registered in the name of such Shareholder for the number of shares of ISI Common Stock that such Shareholder is entitled to receive pursuant to Section 2.1, as adjusted if applicable pursuant to Section 2.3.

         3.2 NO FURTHER OWNERSHIP RIGHTS IN T5 SHARES. All ISI Common Stock delivered in exchange for T5 Shares in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of T5 Shares.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                           OF THE SHAREHOLDERS AND T5

         Subject to the exceptions set forth in the letter delivered by T5 to ISI concurrently herewith (the "EXCEPTIONS LETTER") attached hereto as Exhibit B, T5 and the Shareholders represent and warrant to ISI, as of the date hereof and as of the Closing Date, that:

         4.1 DUE ORGANIZATION. T5 is (i) duly organized and validly existing under the laws of Austria as registered under FN36.149K LG Salzburg and (ii) duly qualified as a foreign corporation under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to qualify as a foreign corporation would not, in the aggregate with all such other failures, have a Material Adverse Effect. T5 has the corporate power and authority and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct its business as now being conducted and as proposed to be conducted, except to the extent the failure to have such power, authority or legal right would not, in the aggregate with all such other failures, have a Material Adverse Effect.

         4.2 CORPORATE POWER. Complete and correct copies of the Austrian Registry Excerpt, the Articles of Association and Bylaws (or similar charter documents), all attached hereto as Exhibit C, of T5, as amended to date, have been delivered to ISI. T5 is not in default in the performance, observance or fulfillment of any provision of its Articles of Association or Bylaws (or similar charter documents).

         4.3 GOOD TITLE. Upon delivery to ISI (or at ISI's direction, to the ISI Austrian Subsidiary) of the notarial deed, duly executed by the Shareholders and ISI (or the ISI Austrian Subsidiary, as applicable) in substantially the form of a draft of which is attached hereto as Exhibit D, at the Closing the T5 Shares will be duly and validly authorized and issued, fully paid and nonassessable and ISI (or if applicable, the ISI Austrian Subsidiary) will be the owner of the T5 Shares free and clear of any adverse encumbrances or claims.

         4.4 CAPITALIZATION. T5 is an Austrian Gesellschaft m.b.H., which is a limited liability company. Shareholders own shares in T5 which are not embodied in share certificates but such holdings are registered in the Austrian commercial registry. The T5 Shares may be transferred by notarial deed. The authorized share capital of T5 as of the date hereof consists only of ATS 500,000 shares. No person or entity owns or has rights to the T5 Shares or any other security of T5 except for the Shareholders. All T5 Shares are duly authorized and fully paid and the terms of the T5 Shares are as set forth in T5's Articles of Association, a copy of which has been delivered to ISI. There are no outstanding options, warrants, calls, rights, commitments or agreements of any kind to which T5 is a party or by which it is bound obligating it to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of any class of, or other equity interests in, T5 or any securities convertible or exchangeable into or evidencing the right to purchase any shares of capital stock of any class of, or other equity interests in, T5 or obligating T5 to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

         4.5 NO CONFLICT. Except as set forth in Section 4.5 of the Exceptions Letter, neither the execution, delivery or performance by the Shareholders and T5 of this Agreement or any Related Agreement nor the consummation of the transactions contemplated hereby and thereby and compliance by the Shareholders and T5 with any of the provisions hereof and thereof will (a) require any consent, approval or notice under, violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or result in the creation of any Lien upon any of the properties or assets of T5 under, any of the terms, conditions or provisions of (i) the Articles of Association or Bylaws of T5; (ii) any Bank Document (as defined in Section 4.16) or (iii) any Contractual Obligation of T5, except with respect to any or all of (i), (ii) or (iii) (other than with respect to any Bank Document or the loan documents and the transactions contemplated thereby) (A) to the extent the failure to obtain any such consent or approval or to give any such notice would not have a Material Adverse Effect, and (B) for such violations, conflicts, breaches or defaults which would not, in the aggregate with all other such failures, violations, conflicts, breaches and defaults, terminations, accelerations and creations of liens, have a Material Adverse Effect or (b) assuming compliance with the Requirements of Law applicable to ISI, violate any Requirement of Law applicable to T5, the violation of which would, in the aggregate with all other such violations, have a Material Adverse Effect. Without limiting the foregoing, Section 4.5 of the Exceptions Letter sets forth a complete description, including the financial consequences to T5, of any rights, benefits or payments which may arise or be accelerated with respect to employees, directors, officers or consultants of T5 or with respect to any other Person as a result of the consummation of the transactions contemplated hereby.

         4.6 GOVERNMENTAL CONSENTS. Except as specifically set forth in this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by the Shareholders and T5 in connection with the execution and delivery of the Agreement and the Related Agreements or the consummation of the transactions contemplated hereby by the Shareholders and T5, except for (a) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and Austrian merger control laws and (b) such other consents, orders, authorizations, filings, approvals and registrations which if not obtained or made would not in the aggregate have a Material Adverse Effect.

         4.7 FINANCIAL STATEMENTS. T5 and the Shareholders have delivered to ISI true and complete copies of (i) the audited unconsolidated balance sheets of T5
(a) at December 31, 1994, and (b) the subsequent eight (8) months ending thereafter on August 31, 1995 (the "LATEST BALANCE SHEET"), accompanied by notes and the certificate of Deloitte & Touche, independent certified public accountants. The foregoing financial statements and notes are collectively referred to herein as the "FINANCIAL STATEMENTS". Other than liabilities which have arisen since the date of the Latest Balance Sheet in the ordinary course of the business of T5 (none of which relates to a material liability for breach of contract, breach of warranty, infringement of proprietary rights, lawsuits or similar claims), T5 does not have any material obligation or liability (whether accrued, contingent, unliquidated or otherwise, whether or not known to T5, whether due or to become due) which is not reflected on the Latest Balance Sheet. T5 and the Shareholders do not know of the assertion of any material liability against T5, viewed as a whole, of any nature not fully reflected or reserved against in the Latest Balance Sheet or in the notes thereto. T5 is not a guarantor, indemnitor or otherwise liable for any indebtedness or other obligations of any other Person, firm or corporation. The Financial Statements: (a) are in accordance with the books and records of T5;
(b) fairly present the results of the financial period of T5 at its date of reference, and the general financial condition of T5 at the respective dates therein indicated and the results of operations for the respective periods therein specified; and (c) in the case of the audited Financial Statements only, have been prepared in accordance with the Austrian Accounting Act (RLG) and Austrian generally accepted accounting principles (GOB) applied on a consistent basis.

         4.8 ABSENCE OF CERTAIN CHANGES. Except for the transactions contemplated hereby and except as set forth in the Exceptions Letter, since August 31, 1995 (except where a later date is indicated below), T5 has conducted its business only in the ordinary and usual course and there has not been:

                  (a) any change in the financial condition, properties, assets, liabilities or operations of T5 which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or can reasonably be expected to have a Material Adverse Effect on T5;

                  (b) any  development,  event or  condition or  combination  of
developments,   events  or  conditions  relating  to  T5  of  which  T5  or  the
Shareholders have knowledge which may result in a Material Adverse Effect;

                  (c) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the properties or business of T5 taken as a whole;

                  (d) any declaration, setting aside or payment of any dividend in respect of the share interests of T5 or any redemption or acquisition of such share interests by T5 or other distribution of the assets of T5;

                  (e) any labor organization activity, termination of key employees or other material disputes involving employees of T5;

                  (f) any change of accounting principles, practices or methods of T5;

                  (g) other than sales or other dispositions in the ordinary course of business, any sale, mortgage, pledge, subjection to Lien or other disposition of assets of T5 which, individually or in any series of related transactions, have a value in excess of fifty thousand dollars ($50,000);

                  (h) any amendment or termination of a material contract or agreement to which T5 is a party, the effect of which is adverse to T5, taken as a whole;

                  (i)      any issuance of securities of T5;

                  (j) any increase in the compensation or severance arrangements payable or to become payable by T5 to any of their directors, officers or key employees other than increases in the ordinary course of business consistent with prior practice;

                  (k) any adoption of, or increase in, any bonus, incentive compensation, share option plan and any adoption of, or increase in any pension, profit sharing, or retirement, insurance, medical reimbursement or other employee benefit plan, any employment agreement or severance arrangement or any payment or arrangement made to, for or with any officers or key employees of T5, other than increases made in the ordinary course of business consistent with prior practice; or

                  (l) except as specifically contemplated by this Agreement, any agreement by T5 to take any action described in this Section 4.8.

         4.9 NO SUBSIDIARIES. Except as set forth in Section 4.9 of the Exceptions Letter, T5 does not have any Subsidiaries or any equity interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

         4.10 LEGAL PROCEEDINGS. T5 warrants that: (a) there is no pending or, to the best of T5's and the Shareholders' knowledge, threatened claim, action, lawsuit, administrative proceeding, arbitration, labor dispute or governmental investigation ("LITIGATION") to which T5 is a party or by which any of T5's material assets may be bound, which, if adversely determined, could have a Material Adverse Effect, and (b) to T5's and the Shareholders' knowledge, no facts exist that give rise to a valid claim against T5 for breach of an obligation, or for violation of applicable law, rule or regulation, where such claim could have a Material Adverse Effect. T5 is not subject to any judgment, order, writ, injunction or decree of any court, arbitrator or other competent governmental or regulatory authority. T5 has not been permanently or temporarily enjoined by any order, judgment or decree of any court or other competent governmental or regulatory authority from engaging in or continuing any conduct or practice in connection with its business, nor requiring T5 to take any action of any kind with respect to its business.

         4.11 CONDUCT OF BUSINESS IN COMPLIANCE WITH REGULATORY REQUIREMENTS. T5 has, to T5's and the Shareholders' knowledge, complied with each Requirement of Law promulgated by any Governmental Authority applicable to the operation, conduct or ownership of the property or business of T5 (including, without limitation, those relating to the offering and sale of securities, occupational safety and health, equal employment practices, antitrust, consumer protection and employee benefits and pensions), except where such failure to comply with any such Requirement of Law would not reasonably be expected to have, in the aggregate with all such failures, a Material Adverse Effect.

         4.12 PROPERTIES; LIENS AND ENCUMBRANCES. T5 has no real properties (except for leasehold interests, in which event the entity directly holding such interest has a valid leasehold interest) and has marketable title to its other properties and assets material to the business of T5 taken as a whole, subject only to (a) statutory Liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent or the validity of which is being contested in good faith by appropriate proceedings, (b) Liens for Taxes not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings, (c) Liens to secure any indebtedness reflected on the Company's August 31, 1995 audited balance sheet, (d) property or assets acquired subject to Liens since August 31, 1995,
(e) Liens and defects in title that are not in the aggregate material to the business, operations or condition (financial or other) of T5 taken as a whole and (f) Liens reflected in the Exceptions Letter. The tangible personal property owned, leased or rented by T5 and the intangible personal property owned or licensed by T5 constitute all of the property now used in, and necessary for the conduct of, the business of T5 in the manner and to the extent presently conducted. All of the fixed assets and properties listed on the Latest Balance Sheet, or thereafter acquired or currently used by T5, are in good operating condition in all material respects and are free from any material defect.

         4.13 INSURANCE. T5 has maintained in full force and effect, with all premiums due thereon paid, such policies of insurance and bonds in such amounts and against such risks and losses which are disclosed in Section 4.13 of the Exception Letter, as are generally maintained with respect to comparable businesses and properties. Except as set forth in Section 4.13 of the Exceptions Letter, T5 does not pay for or own any "key man" insurance on the life of any employee. Set forth in Section 4.13 of the Exceptions Letter is a true and complete list of all insurance policies carried by T5 at any time during the past twelve (12) months with respect to the business, assets and operations of T5, together with, in respect of each policy, the name of the insurer, the number of the policy, the annual policy premium payable therefor, the limits of coverage, the deductible amounts, if any, the expiration date, and each pending claim thereunder, if any. Complete and correct copies of each current policy have been delivered to ISI, and each policy shown as current is on the date hereof in full force and effect.

         4.14     U.S. GOVERNMENT CONTRACTS; EXPORT REGULATION.

                  (a) T5 does not have access to any classified information, data or technology under any contract with the U.S. government, including, without limitation, the military services; and,

                  (b) To the knowledge of T5 and the Shareholders, T5 has not conducted its business in violation of either the Export Administration Act of 1979, as amended, or the Export Administration Amendment Act of 1981, as amended.

         4.15     INTELLECTUAL PROPERTY.

                  (a) Set forth in Section 4.15 of the Exceptions Letter is a true and correct list of the following properties (hereinafter referred to as "INTELLECTUAL PROPERTY RIGHTS"): (i) all United States and foreign patents including any extensions, registrations, confirmations, reexaminations, reissues or renewals thereof, and patent applications, and any divisions, continuations, in whole or in part, therefor, of T5 ("Patents"); (ii) all registered trademarks and service marks, and all pending applications therefore, of T5 ("TRADEMARKS");
(iii) all United States and foreign copyrights (the "COPYRIGHTS"); (iv) all confidential information related to T5's business or its products or embodied in any of its products ("TRADE SECRETS"); and (v) all permits, grants, licenses, sublicenses, options, rights of first and subsequent refusal, outstanding offers which, if accepted, would create a legal binding obligation of T5, and any other rights, all relating to Patents, Trademarks, Copyrights, or Trade Secrets and running from T5 to a Person, or from a third party to T5 ("LICENSE RIGHTS").

                  (b) Section 4.15 of the Exceptions Letter sets forth all of the Intellectual Property Rights material to the conduct of the business of T5 as now conducted or proposed to be conducted. Section 4.15 of the Exceptions Letter lists for each identified Intellectual Property Right the following information: (i) the nature of such Intellectual Property Right; (ii) T5's ownership interest in such Intellectual Property Rights; (iii) the jurisdiction wherein each Intellectual Property Right is effective, and for each such jurisdiction the applicable serial numbers and corresponding filing dates for each such Intellectual Property Right, and, if applicable, the numbers and dates corresponding to each approval, registration or grant, respectively; and (iv) the identities of all licensees or licensors of any License Rights. Section 4.15 of the Exceptions Letter sets forth a list of all documents to which T5 is a party, including all amendments thereto, representing the License Rights, complete and correct copies of which have been delivered to ISI. Except as set forth in Section 4.15 of the Exceptions Letter, T5 owns, whether pursuant to assignment or otherwise, the entire right, title and interest in and to the Patents, Trademarks, Copyrights and Trade Secrets, and, to T5's and the Shareholders' knowledge, no such Patent,

Trademark, Copyright or Trade Secret has been declared invalid, in whole or in part, or abandoned, dedicated, disclaimed or allowed to lapse for non-payment of fees or taxes or for any other reason. Except as set forth in Section 4.15 of the Exceptions Letter or in agreements or other documents representing the License Rights that are identified in Section 4.15 of the Exceptions Letter, to T5's and the Shareholders' knowledge, (i) the License Rights are in full force and effect and (ii) no such License Rights have been declared invalid in whole or in part, or abandoned, dedicated, disclaimed or allowed to lapse for non-payment of fees or taxes or for any other reason. Except as set forth in
Section 4.15 of the Exceptions Letter, T5 and the Shareholders are not aware of any patents, trademarks, copyrights, or trade secrets held by any Person under which a license is reasonably likely to be required in connection with the conduct of the business of T5 or any Subsidiary, as now conducted or as currently proposed to be conducted. Except as set forth in Section 4.15 of the Exceptions Letter, T5 and the Shareholders do not have any notice of any adverse claim of any Person with respect to any Intellectual Property Right or asserted against or threatened to be asserted against T5 with respect to any Intellectual Property Right.

         4.16 MATERIAL  CONTRACTS.  Except for the  documents  listed on Section
4.16 of the Exceptions Letter, there is no written contract, debt instrument, lease, employment agreement or collective bargaining agreement now in effect to which T5 is a party which involves a commitment or liability in excess of seventy-five thousand dollars ($75,000) or extending for a period of more than six (6) months (each such contract, a "MATERIAL Contract"). (For the purposes of this Agreement the term "BANK DOCUMENTS" refers to the bank agreements, credit agreements, loan documents, guarantees, subordination agreements or other contracts or documents, or Contractual Obligations, to which T5 is a party that relate to indebtedness of seventy-five thousand dollars ($75,000) or more.) A copy of each Material Contract has been delivered to ISI. To T5's and the Shareholders' knowledge, to the extent T5 is a party thereto, each of the Material Contracts is valid, binding, in full force and effect and enforceable by T5 in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and rules of laws concerning equitable remedies. Except as otherwise described in the Exceptions Letter, T5 is not in default in the performance of any of its obligations under any Material Contract, except for defaults which, in the aggregate with all such defaults, would not have a Material Adverse Effect. To T5's and the Shareholders' knowledge, except as otherwise described in the Exceptions Letter, no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by T5 under any Material Contract or to T5's or the Shareholders' knowledge by any other party thereto, except for defaults which in the aggregate with all such defaults would not have a Material Adverse Effect.

         4.17 CERTAIN AGREEMENTS. T5 is not a party to any (a) agreement with any of its executive officers, other employees or any other Person (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of transactions of the nature contemplated by this Agreement or any Related Agreement, or (ii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment which are conditioned upon a change of control or (b) agreement, instrument, option, warrant or plan, including, without limitation, any share option plan, share appreciation rights plan, share purchase plan or any other employee plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or any Related Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any Related Agreement. T5 and the Shareholders are not aware that any officer or key employee (including those persons with the title "Vice President"), or any group of key employees, intends to terminate their employment with T5, and T5 does not have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of T5, subject to general principles related to wrongful termination of employees, is terminable, to the best of T5's and the Shareholders' knowledge, at the will of T5.

         4.18  EMPLOYEE  MATTERS.  Except  as set forth in  Section  4.18 of the
Exceptions Letter, T5 has no employment contract or material consulting agreement currently in effect that is not terminable on minimum notice provided for by Austrian law or whose lawful termination would result in any payment to the terminated employee greater than the minimum amounts required by Austrian law upon termination of an employee (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). To the best knowledge of the Shareholders and T5, no employee of T5 is in violation of (a) any material term of any employment contract, Intellectual Property Rights non-disclosure agreement or non-competition agreement or (b) any material term of any other contract or agreement, or any restrictive covenant, relating to the right of any such employee to be employed by T5 or to use trade secrets or proprietary information of others. To the best of the Shareholders' and T5's knowledge the mere fact of employment of any employee of T5 does not subject T5 to any liability to any third party. A list of all ongoing employees, officers and development consultants of the T5 and their current compensation (salary and bonuses) is set forth in Section 4.18 of the Exceptions Letter. Section 4.18 of the Exceptions Letter contains a list of all pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance pans or other similar employee benefit plans maintained by T5 (the "EMPLOYEE PLANS"). Each of the Employee Plans, and their administration, is, in all material respects, in compliance with all applicable national, municipal, local and other governmental laws and ordinances, orders, rules and regulations and T5 is in full compliance with the terms of all of the Employee Plans. All contributions due have been made or accrued on the Financial Statements with respect to any pension or profit sharing plan maintained by T5 except those contributions accruing after the latest Balance Sheet in the ordinary course.

         4.19 LABOR MATTERS. There is no works counsel at T5 or, to the knowledge of T5 and the Shareholders, any ongoing efforts to establish a works counsel at T5.

         4.20 TAXES. T5 has filed all Austrian and other foreign tax and information returns required to be filed, has paid all taxes required to be paid in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of all periods ending on or prior to the Latest Balance Sheet, has made all necessary estimated tax payments to the extent payment is due and has no liability for taxes in excess of the amount so paid or accruals or reserves so established in the Financial Statements, except with respect to transactions occurring after the Latest Balance Sheet. True and complete copies of all such tax and information returns requested by ISI have been provided by T5 to ISI. T5 is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed which have not been settled or paid. No tax returns of T5 have ever been audited by the Austrian Revenue Service (equivalent to the IRS) or any provincial taxing agency or authority. For the purposes of this Section, the terms "TAX" and "TAXES" include without limitation all Austrian and foreign corporation tax, income tax, capital gains, inheritance tax, value added tax, customs duty, excise duty, national insurance, social security, pay as you earn and stamp duty, franchise, property, sales, use, consumption, employment, license, payroll, occupation, recording, or any other tax, duty, levy or impost imposed by any statutory, governmental or municipal authority whatsoever anywhere in the world (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax. T5 will not incur any stamp duty tax or other similar tax or charge imposed by the Austrian taxing authorities as a result of the Transaction.

         4.21 OTHER TRANSACTIONS. Except for the transactions contemplated with ISI, or the ISI Austrian Subsidiary, pursuant to this Agreement, T5 (i) has not reached agreement for the acquisition of all or any portion of the assets or share interests (currently outstanding or to be issued) of any other entity and
(ii) has not reached agreement for the sale or acquisition of all or a substantial portion of T5's assets or any portion of share interests (whether currently outstanding or to be issued) by any other entity.

         4.22 BROKERS, FINDERS, ETC. Except as set forth in Section 4.22 of the Exceptions Letter, T5 and the Shareholders have not employed, nor are subject to the valid claim of, any broker, finder or other financial intermediary, in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission.

         4.23 FULL DISCLOSURE. T5 and the Shareholders have heretofore made all of the corporate books, corporate records, agreements and other documents of T5 or portions thereof relating to the transactions contemplated by this Agreement and the Related Agreements available to ISI for inspection and due diligence. To the knowledge of T5 and the Shareholders, such corporate books and corporate records, agreements and documents and all other documents and papers delivered to ISI by or on behalf of T5 in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby, a list of which is set forth in Exhibit E, are accurate, complete and authentic. Furthermore, to the knowledge of T5 and the Shareholders, the representations and warranties of T5 and the Shareholders in this Agreement and the Related Agreements and the information contained in the foregoing materials and furnished to ISI by T5 and the Shareholders in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby do not contain any untrue statement of a material fact and do not omit to state any fact necessary to make the statements made, in the context in which they are made, not false or misleading.

         4.24 INDEBTEDNESS. Except as set forth in Section 4.24 of the Exceptions Letter, T5 is not indebted to any Person in an amount exceeding fifty thousand dollars ($50,000). Section 4.24 of the Exceptions Letter lists each bank agreement, credit agreement, loan document, guarantee, subordination agreement or other contract or document, or Contractual Obligation to which T5 is a party that related to indebtedness of fifty thousand dollars ($50,000) or more.

         4.25 ACCOUNTING MATTERS. To the best knowledge of T5 and the Shareholders, neither T5 nor any of its Shareholders has taken or agreed to take any action that without giving effect to any action taken or agreed to be taken by ISI or any of its affiliates, would prevent ISI from accounting for this business combination to be affected by the Transaction as a pooling of interests.

         4.26 ENVIRONMENTAL MATTERS. To the Shareholders' and T5's knowledge, during the period that T5 has leased its properties, there have been no disposals, releases or threatened releases of hazardous, toxic or other dangerous materials ("HAZARDOUS MATERIALS") from or any presence thereof on such properties which would have a Material Adverse Effect upon the business or Financial Statements of T5. During the time that T5 has owned or leased its properties, there has been no litigation, proceeding or administrative action brought or threatened in writing against T5, or any settlement reached by T5 with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties.

         4.27 INFORMATION REVIEWED. T5 and the Shareholders have read all documents that ISI has filed with the SEC and all press releases issued by ISI in the last two (2) years.

         4.28 DUE DILIGENCE. T5 and the Shareholders have completed a due diligence investigation of ISI to their satisfaction.


                                    ARTICLE V
                      REPRESENTATIONS AND WARRANTIES OF ISI

         Subject to the exceptions set forth in the letter delivered by ISI to T5 and the Shareholders concurrently herewith (the "ISI EXCEPTIONS LETTER"), attached hereto as Exhibit F, ISI hereby represents and warrants to T5 and the Shareholders, as of the date hereof and as of the Closing Date, that:

         5.1 DUE ORGANIZATION. ISI (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and (ii) the corporate power and authority and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct its business as now being conducted and as proposed to be conducted, except to the extent the failure to have such power, authority or legal right would not, in the aggregate with all such other failures, have a Material Adverse Effect.

         5.2 CORPORATE POWER. ISI has all requisite corporate power and authority to enter into and deliver this Agreement and each Related Agreement and to perform its obligations hereunder and thereunder. ISI is not in default in the performance, observance or fulfillment of any provision of its charter documents. Complete and correct copies of the Articles of Incorporation and Bylaws (or similar charter documents) of ISI, as amended to date, have been delivered to T5. ISI is not in default in the performance, observance or fulfillment of any provision of its Articles of Incorporation or Bylaws (or similar charter documents).

         5.3 CAPITALIZATION. The authorized capital of ISI as of August 31, 1995 is as set forth in the most recently filed 10Q (the "10Q") for the quarter ending August 31, 1995. All ISI Common Stock is duly authorized and fully paid and the terms of such Common Stock are as set forth in ISI's Articles of Incorporation, a copy of which has been delivered to T5.

         5.4 AUTHORIZATION AND VALIDITY OF AGREEMENT. The execution, delivery and performance by ISI of this Agreement and each Related Agreement and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. Except as otherwise contemplated by this Agreement, no other corporate action on the part of ISI is necessary for the execution, delivery and performance by ISI, as applicable, of this Agreement and each Related Agreement and the consummation by ISI, as applicable, of the transactions contemplated hereby and thereby. This Agreement and each Related Agreement has been duly executed and delivered by ISI, and this Agreement and the Related Agreements constitute the legally valid and binding obligations of ISI, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.5 INVESTMENT INTENT. The share interests to be acquired by ISI (or if applicable the ISI Austrian Subsidiary), pursuant to Article II are being acquired by ISI (or if applicable the ISI Austrian Subsidiary), solely for its own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of such share interests, other than in accordance with applicable securities laws.

         5.6 SOPHISTICATION. ISI (or if applicable, the ISI Austrian Subsidiary) is able to bear the economic risk of an investment in the securities acquired by it pursuant to this Agreement and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect its own interests in connection with the purchase of the securities. ISI (or if applicable, the ISI Austrian Subsidiary) has had access to and has reviewed and understood all material information, including financial statements, concerning T5 that it deems necessary or advisable in order to evaluate the risks and merits of entering into this transaction and acquiring the securities to be issued hereunder. ISI (or if applicable, the ISI Austrian Subsidiary) has been given the opportunity to ask questions and receive answers from T5, the Shareholders, the officers and any Persons acting on behalf of T5 and the Shareholders and has made such further investigation as it deemed appropriate with respect to the transactions contemplated hereby.

         5.7 BROKERS, FINDERS, ETC. ISI has not employed, nor is it subject to the valid claim of any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission.

         5.8 LEGAL PROCEEDINGS. ISI warrants that: (a) there is no pending or, to the best of ISI's knowledge, threatened claim, action, lawsuit, administrative proceeding, arbitration, labor dispute or governmental investigation ("LITIGATION") to which ISI is a party or by which any of ISI's material assets may be bound, which, if adversely determined, could have a Material Adverse Effect, and (b) to ISI's knowledge, no facts exist that give rise to a valid claim against ISI for breach of an obligation, or for violation of applicable law, rule or regulation, where such claim could have a Material Adverse Effect. ISI is not subject to any judgment, order, writ, injunction or decree of any court, arbitrator or other competent governmental or regulatory authority. ISI has not been permanently or temporarily enjoined by any order, judgment or decree of any court or other competent governmental or regulatory authority from engaging in or continuing any conduct or practice in connection with its business, nor requiring ISI to take any action of any kind with respect to its business.

         5.9 GOVERNMENTAL CONSENTS. Except as specifically set forth in this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by ISI (or if applicable, the ISI Austrian Subsidiary) in connection with the execution and delivery of the Agreement and the Related Agreements or the consummation of the transactions contemplated hereby by ISI (or if applicable, the ISI Austrian Subsidiary), except for (a) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and (b) such other consents, orders, authorizations, filings, approvals and registrations which if not obtained or made would not in the aggregate have a Material Adverse Effect.

         5.10 FINANCIAL STATEMENTS. ISI has delivered to T5 and the Shareholders true and complete copies of (i) the audited consolidated balance sheets of ISI for FYE February 28, 1995, and related consolidated statements of operation and cash flows of ISI for the twelve (12) months then ended, accompanied by notes and the certificate of Coopers & Lybrand, independent certified public accountants, and (ii) the unaudited consolidated balance sheets of ISI for August 31, 1995 (the "LATEST BALANCE SHEET"), and the related consolidated statement of operations and cash flows of ISI for the six-month period then ended and 10Q's filed since the FYE February 28, 1995. The foregoing financial statements and notes are collectively referred to herein as the "ISI FINANCIAL STATEMENTS". The ISI Financial Statements are accurate and fairly present the financial condition of ISI at the respective dates therein indicated and in the case of the audited ISI Financial Statements only, have been prepared in accordance with GAAP applied on a consistent basis.

         5.11 ABSENCE OF CERTAIN CHANGES. Except for the transactions contemplated hereby and except as set forth in the ISI Exceptions Letter, since August 31, 1995 (except where a later date is indicated below), ISI has conducted its business only in the ordinary and usual course and there has not been:

                  (a) any change in the financial condition, properties, assets, liabilities or operations of ISI which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or can reasonably be expected to have a Material Adverse Effect on ISI;

                  (b) any development, event or condition or combination of developments, events or conditions relating to ISI of which ISI has knowledge which may result in a Material Adverse Effect;

                  (c) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the properties or business of ISI taken as a whole; or

                  (d) except as specifically contemplated by this Agreement, any agreement by ISI to take any action described in this Section 5.11.

         5.12 REGISTRATION ON FORM S-3. ISI currently qualifies for registration of its Common Stock on SEC Form S-3.

         5.13 DUE DILIGENCE. ISI has completed a due diligence investigation of T5 to its satisfaction.


                                   ARTICLE VI
                                    COVENANTS

         6.1 ADVICE OF CHANGES. From and after the date of this Agreement and until the Closing or the earlier termination of this Agreement, each of the parties will promptly advise the other parties in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of that party contained in this Agreement or the Related Agreements, as if made on or as of the date of such event, untrue or incomplete in any material respect, (b) of any event having a Material Adverse Effect with respect to the party and taken as a whole, and (c) of any breach by the party of any covenant or agreement contained in this Agreement or the Related Agreements.

         6.2 CONDUCT OF BUSINESS. Except as permitted or required by this Agreement, or otherwise consented to or approved in writing by ISI, during the period commencing on the date hereof and until the Closing the Shareholders and T5 covenant and agree to endeavor to preserve and conduct the operations of T5 and maintain the assets of T5 in a manner consistent with the ordinary course of its business, and further covenant and agree not to take any action or to permit any of T5's Shareholders, officers or directors to take any action that would have a Material Adverse Effect with respect to T5. T5 will not enter into any transaction or agreement or take any action out of the ordinary course of business or enter into any transaction or make any commitment involving an expense or capital expenditure by T5 in excess of fifty thousand dollars
($50,000) in the aggregate without ISI's prior consent. T5 will not sell, license or encumber any of its tangible or intangible assets (except product sales/licenses in the ordinary cause of business), declare any dividends, grant share options, or rights to acquire any such options, shares or securities, or make any commitments with respect to any of the foregoing, from the date hereof until the Closing, except as the Shareholders, T5 and ISI shall mutually agree.

         6.3 CERTAIN DEFAULTS. From and after the date of this Agreement and until the Closing, the Shareholders and T5 will give prompt notice to ISI of (a) any notice of default received by T5 or the Shareholders under any material instrument or agreement to which T5 is a party or by which T5 is bound, and (b) any suit, action or proceeding instituted or threatened against or affecting T5.

         6.4 SATISFACTION OF CONDITIONS PRECEDENT. Each of the parties will use their best efforts to satisfy or cause to be satisfied all the conditions precedent to the obligations of such other party, and the parties will use their best efforts to cause the transactions contemplated by this Agreement to be consummated.

         6.5 FURTHER ACTIONS. Subject to the terms and conditions hereof, T5, the Shareholders and ISI agree to use commercially reasonable efforts to obtain all written consents, take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements and to satisfy the conditions hereto and thereto.

         6.6 BOARD OF DIRECTORS. (a) Upon the Closing, if duly appointed, Christian Kleinferchner will continue as a director of T5. Concurrently with the execution and delivery of this Agreement, each of the other directors will deliver to T5 their executed written resignations as directors of T5, effective as of the Closing. Subsequent to the Closing, the sole shareholder of T5 will appoint Naren Gupta and David St. Charles as T5 directors.

         6.7 CONSENTS. The parties will diligently use their best efforts to obtain as promptly as possible all consents, approvals, orders, waivers or authorizations of, or registrations, qualifications, designations, declarations or filings with, any court or any federal or state governmental authority or third party required on the part of such party in connection with the consummation of the transactions contemplated by this Agreement.

         6.8 NO INTERIM ISSUANCE OF SECURITIES OR OTHER COMMITMENTS. During the period commencing with the date of this Agreement and ending at the Closing, T5 will not, and the Shareholders will not cause T5, to (i) issue any share interests or other securities or rights or commitments with respect to securities of T5, (ii) make any changes in T5's salary and bonus plans, (iii) enter into any "golden parachute" arrangements, (iv) approve increases in salaries or make payments of bonuses, (v) approve any amendments to its Articles of Association or Bylaws, and (vi) make any commitment by T5 with respect to such foregoing actions, without first obtaining the written consent of ISI for such actions or issuances, including the specific terms thereof.

         6.9 SHAREHOLDER APPROVAL. The Shareholders shall agree to exchange their respective T5 Shares for ISI Common Stock and execute the necessary agreements to do so.

         6.10 BINDING AGREEMENT. T5, the Shareholders and ISI agree that this Agreement shall be binding on all parties, subject to satisfaction or waiver of the conditions precedent to Closing, as specified in Article VII of this Agreement. Each of the parties acknowledge that each party to this Agreement would suffer irreparable damages in the event that any party fails to perform its obligations under this Agreement or otherwise breaches the terms of this Agreement. Therefore, each party shall have all remedies available at law and in equity, including, but not limited to, injunctive relief and money damages, notwithstanding Section 10.15 of this Agreement.

         6.11 AFFILIATES. If not previously executed, the affiliate agreements (the "AFFILIATE AGREEMENTS") in the form attached as Exhibit G will be executed by the T5 Affiliates and ISI affiliates. ISI shall be entitled to place appropriate legends on the certificate evidencing any shares of ISI Common Stock to be received by T5 Affiliates pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for shares of ISI Common Stock consistent with the terms of the Affiliate Agreements.

         6.12 POOLING. Each party will not, nor will they cause any other party to, take any action, whether before or after the Closing, which would disqualify this Transaction as a pooling of interests for accounting purposes.

         6.13 NONCOMPETITION AND NONSOLICITATION AGREEMENT. Subsequent to the issuance of the Permit, each of the Shareholders and Christian Kleinferchner, as a former T5 shareholder, shall enter into a mutually acceptable agreement to not compete, directly or indirectly, with ISI and the ISI Austrian Subsidiary, if applicable, or its Subsidiaries (including T5) or solicit any of their respective employees or customers for a term of thirty (30) months (the "NONCOMPETITION AND NONSOLICITATION AGREEMENT"), in a form attached hereto as Exhibit H.

         6.14 EMPLOYMENT AGREEMENTS. Subsequent to the issuance of the Permit, employment agreements between T5, ISI and certain of the Shareholders (the "EMPLOYMENT AGREEMENTS") attached hereto as Exhibit I, in a form mutually agreeable to ISI, T5 and certain of the Shareholders, shall be executed and delivered at Closing. The Employment Agreements shall provide for a two (2) year term.

         6.15 FORMAL NOTARIZATION. Subsequent to the issuance of the Permit, the parties, including the ISI Austrian Subsidiary, if applicable, shall execute the sale of T5 Shares in notarial form in accordance with the requirements of applicable law.

         6.16 TRUST BENEFICIARIES. To the extent that any Shareholders' T5 Shares are held in a trust, any individuals who are named beneficiaries of the trust (the "TRUST BENEFICIARIES") shall also be obligated under this Agreement, as a party hereto.


                                   ARTICLE VII
                         CONDITIONS PRECEDENT TO CLOSING

         7.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES. None of the parties hereto will be obligated to consummate at the Closing any of the transactions provided for herein if any preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States or by any United States or other Governmental Authority or of any statute, rule, regulation or executive order promulgated or enacted by any United States or other Governmental Authority which is in effect at the Closing restrains, enjoins or otherwise prohibits the consummation of such transaction at the Closing.

         7.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF ISI. The obligation of ISI to consummate at the Closing any of the transactions provided for herein is subject to the satisfaction, at or prior to the Closing, of each of the following additional conditions:

                  (a) Accuracy of Representations and Warranties. ISI will have received a certificate of the Shareholders and T5, dated the date of the Closing, that the representations and warranties of T5 and the Shareholders contained herein are true and complete in all material respects as of the Closing.

                  (b) Managing Director's Certificate. ISI will have received from the Shareholders and T5 a copy of the Articles of Association and Bylaws of T5, certified by the Managing Director of T5, on behalf of the Shareholders and T5, as in effect at all relevant times.

                  (c) Additional Documents and Matters. ISI will have received each additional document, instrument, legal opinion or item of information reasonably requested by ISI, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which T5 may be a party and that is reasonably available to T5 as is necessary to close the Transaction, complete the Fairness Hearing process, and to comply with any obligations under this Agreement.

                  (d) Material Adverse Change in T5. There will not have occurred after the date hereof any event resulting in a Material Adverse Effect as to the business, operations, or financial condition of T5.

                  (e) Other Actions. The following actions will have been taken: the consents, approvals, orders, waivers or authorizations, registrations, qualifications, designations, declarations and filings will have been obtained as provided in Section 6.7.

                  (f) Legal Opinion. ISI shall have received an opinion of Wilson Sonsini Goodrich & Rosati, counsel of the Shareholders and T5, in the form and substance reasonably satisfactory to ISI, which may be based, in part, on the legal opinion of T5's Austrian counsel.

                  (g) No Interim Issuance of Securities or Other Commitments. During the period commencing with the date of this Agreement and ending at the Closing, T5 will not, and the Shareholders will not cause T5, to (i) issue any share interests, or other securities or rights or commitments with respect to securities of T5, (ii) make any changes in T5's salary and bonus plans, (iii) enter into any "golden parachute" arrangements, (iv) approve increases in salaries or payments of bonuses, (v) approve any amendments to its Articles or Bylaws, and (vi) make any commitment by T5 with respect to such foregoing actions, without first obtaining the written consent of ISI for such actions or issuances, including the specific terms thereof.

                  (h) Pooling of Interests, Representation Letters. The Shareholders and T5 shall not have breached their representations in Section
4.25 or their covenant in Section 6.12 with the result that the Transaction will not qualify for pooling of interest accounting treatment.

                  (i) Notarization. Subsequent to the issuance of the Permit, or alternative qualification pursuant to Section 2.7(b), the Shareholders shall have executed the sale of T5 Shares in notarial form in accordance with the requirements of applicable law.

                  (j) Assignment of Inventions Agreements. All Shareholders, officers, and all present and former development employees and consultants that have been involved in the development of software at T5 have executed and delivered to T5 an agreement regarding the protection of such proprietary information and the assignment of inventions to T5 in form and substance reasonably satisfactory to ISI.

                  (k) Share Interests. ISI shall be satisfied that the share interests reflected in Exhibit A to this Agreement are true and accurate, in accordance with Austrian law, and T5 and the Shareholders shall have provided satisfactory proof of the title-chain and documentary evidence of all present and previous shareholder consents to prior share transfers in accordance with Austrian law.

                  (l) Execution of the Agreement. Each of the Shareholders shall have executed this Agreement.

         7.3 CONDITIONS PRECEDENT TO OBLIGATIONS OF T5 AND THE SHAREHOLDERS. The obligation of the Shareholders and T5 to consummate at the Closing any of the transactions provided for herein is subject to the satisfaction, at or prior to the Closing, of each of the following additional conditions:

                  (a) Accuracy of Representations and Warranties. The Shareholders and T5 will have received a certificate of ISI, executed on behalf of ISI by an executive officer thereof, dated the date of the Closing, that the representations and warranties of ISI contained herein are true and complete in all material respects at and as of the Closing.

                  (b) Legal Opinion. The Shareholders and T5 shall have received an opinion of Fenwick & West, counsel to ISI, in the form and substance reasonably satisfactory to the Shareholders.

                  (c) Tradeable Securities. The ISI Common Stock received by the Shareholders in exchange for the T5 Shares shall be tradeable under Rule 145 of the Securities Act in accordance with the provisions of Rule 145.

                  (d) Notarization. Subsequent to the issuance of the Permit, ISI, and if applicable, the ISI Austrian Subsidiary, shall have executed the sale of T5 Shares in notarial form in accordance with the requirements of applicable law.

                  (e) Fairness Hearing. ISI shall have received the issuance the Permit by the California Department of Corporations following a Fairness Hearing for this Transaction and the issuance of the ISI Common Stock shall be an exempt transaction under Section 3(a)(10) of the Securities Act, or in the alternative, pursuant to Section 2.7(b) of this Agreement, ISI shall have qualified the Transaction under an alternative exemption, provided the Shareholders have substantially the same liquidity as the liquidity obtained from a Fairness Hearing.

                  (f) Material Adverse Change in ISI. There will not have occurred after the date hereof any event resulting in a Material Adverse Effect as to the business, operations, or financial condition of ISI.


                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVERS

         8.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Closing:

                  (a)      by mutual consent of ISI, the Shareholders and T5;

                  (b) by either ISI or the Shareholders and T5 prior to the Closing, if all the conditions to that party's performance at the Closing will not have been satisfied or waived by the close of business on October 31, 1995 other than as a result of a breach of this Agreement by the terminating party;

                  (c) by either ISI or the Shareholders and T5, if a permanent injunction or other order by any federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the transactions provided for in this Agreement will have been issued and will have become final and nonappealable;

                  (d) by the Shareholders and T5, if any representations of ISI in this Agreement (with such changes as may been made therein in compliance with this Agreement) will be materially false or if ISI will have committed a material breach of its obligations under this Agreement and will have failed to cure such breach after reasonable notice thereof (but in any event within ten
(10) days after such notice).

                  (e) by ISI, if any representations of the Shareholders or T5 in this Agreement (with such changes as may been made therein in compliance with this Agreement) will be materially false or if the Shareholders or T5 will have committed a material breach of its obligations under this Agreement and will have failed to cure such breach after reasonable notice thereof (but in any event within ten (10) days after such notice).

         8.2 PROCEDURE UPON TERMINATION. In the event of the termination of this Agreement by any party in accordance with Section 8.1, such party shall promptly give written notice thereof to the other parties hereto and this Agreement will terminate and the transactions contemplated hereby will be abandoned without further action by any of the parties hereto, except that Articles IV, V, IX and X will survive any such termination.

         8.3 AMENDMENT AND MODIFICATION; WAIVER. Subject to applicable law, this Agreement may be amended, modified and supplemented by a written instrument authorized and executed on behalf of ISI, the Shareholders and T5. No waiver by either party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any other or subsequent breach.


                                   ARTICLE IX
                                 INDEMNIFICATION

         9.1 INDEMNIFICATION. During the Indemnification Period (as defined below), the Shareholders shall indemnify and hold harmless ISI and its respective shareholders, Subsidiaries, officers, directors, agents, employees, representatives, attorneys, successors and assigns (hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED
PERSONS") from and against any and all losses, costs, damages, liabilities, expenses, claims, demands, actions and causes of action, including, without limitation, reasonable attorneys' fees and expenses and any diminution in the value of securities owned by an Indemnified Person (hereinafter referred to as "DAMAGES"), arising out of any inaccuracy or breach of or default in connection with any of the representations or warranties at the time made or deemed to be made, or any of the covenants or agreements made, by the Shareholders and T5 in this Agreement or any Related Agreement. The Shareholders shall not be obligated to provide indemnification under this Section 9.1 unless and until the aggregate Damages for which one or more Indemnified Persons seeks such indemnification exceeds $200,000, in which event the Shareholders shall be obligated to provide such indemnification for those Damages and for all other Damages. The total liability hereunder for Damages shall not exceed $3,000,000, which is twenty percent (20%) of the total consideration of $15,000,000, as set forth in Section 2.1. Each Shareholder shall be equally liable for the Damages except that no one Shareholder shall be liable for any amount of Damages that exceeds the value of the ISI Common Stock received by the Shareholder in exchange for the Shareholder's T5 Shares at the time of Closing net of any tax and other payments made by the Shareholder directly related to the Transaction. The amount of any Damages owed hereunder shall be reduced by any ISI tax benefit that arises as a result of the Claim for Indemnification (as defined below) and by any insurance proceeds received by the Indemnified Person. The indemnification provided under this Section 9.1 will be the sole remedy available to any Indemnified Person for any breach of the representations and warranties made in this Agreement, other than for intentional or fraudulent omissions or misstatements or willful misconduct. The obligation of T5 to repay the subsidies received from the Austrian Government shall give rise to a Claim for Indemnification as defined in Section 9.3 below.

         9.2 INDEMNIFICATION PERIOD. The "INDEMNIFICATION PERIOD" shall mean that period commencing on the date hereof and terminating: (i) after the delivery to ISI of the first independent audit of T5 for the year ended February 29, 1996 following consummation of the combination, for items expected to be encountered in the audit process (but such period to end no later than one (1) year from the Closing Date) provided that ISI shall have a reasonable period of time, not to exceed ninety (90) days, to review the audit results to determine if any Claim for Indemnification exists or (ii) one (1) year from the Closing Date for all other items. Provided however, in all cases as to matters which an Indemnified Party has given written notice of a Claim for Indemnification (as defined below) during the Indemnification Period of (i) or (ii), the Indemnification Period with respect thereto shall continue until such Claim for Indemnification is finally resolved and the Shareholders' indemnification obligations under Section 9.1 hereof with respect thereto are fully satisfied.

         9.3 PROSECUTION OR DEFENSE OF A CLAIM. After the receipt by an Indemnified Person of notice or discovery of any claim, damage or legal action or proceeding giving rise to indemnification rights under Section 9.1 hereof (a "CLAIM FOR INDEMNIFICATION"), such Indemnified Person will give the Shareholders written notice of the Claim for Indemnification in accordance with Section 9.4 hereof. Within the earlier of thirty (30) days after such written notice or ten
(10) days before any answer must be filed with the court respecting the Claim for Indemnification, the Shareholders may, at their sole expense, elect to take all necessary steps properly to contest and prosecute to conclusion the Claim for Indemnification to the extent it involves third parties; provided, however, that the Shareholders may only compromise or settle the Claim for Indemnification if the Indemnified Person has granted prior written consent thereto, which consent (a) shall not be unreasonably withheld and (b) shall be deemed given by the Indemnified Person if such person does not respond within thirty (30) days after receipt of written notice of such compromise or settlement (or such shorter notice as may be reasonable under the circumstances), but in no event (even in extreme circumstances) less than forty-eight (48) hours after such receipt. If the Shareholders make the foregoing election, then the Indemnified Person will have the right at its own expense to participate in (but not to control or direct) all proceedings. If the Shareholders do not make such election, then the Indemnified Person shall be free to handle the prosecution or defense of such Claim for Indemnification. In any case, the party not in control of a Claim for Indemnification will cooperate with the other party in the conduct of the prosecution or defense of such Claim for Indemnification.

         9.4 NOTICE OF CLAIM FOR INDEMNIFICATION. Each notice of a Claim for Indemnification by an Indemnified Person (the "NOTICE OF CLAIM FOR INDEMNIFICATION") will be in writing and will contain, to the extent reasonably available to such Indemnified Person, (i) an estimate of the maximum amount of the Damages (which amount may be revised by such Indemnified Person at any time) and (ii) a brief description of the facts, circumstances or events giving rise to the Damages, including, without limitation, the identity and address of any third-party claimant and copies of any formal demand or complaint.

         9.5   RESOLUTION   OF  NOTICE  OF  CLAIM.   Any  Notice  of  Claim  for
Indemnification delivered by an Indemnified Person to the Shareholders pursuant to Section 9.4 hereof will be resolved as follows:

                  (a) In the event that the Shareholders do not contest in writing to the Indemnified Person the underlying liability upon which a Notice of Claim for Indemnification is based, the Shareholders shall pay to such Indemnified Person within thirty (30) calendar days after that Notice of Claim for Indemnification is delivered to the Shareholders the amount demanded therein.

                  (b) In the event that the Shareholders give written notice contesting all or a portion of a Notice of Claim for Indemnification to such Indemnified Person (a "CONTESTED CLAIM FOR INDEMNIFICATION") within the thirty
(30) day period provided above, the Shareholders' liability under that Contested Claim for Indemnification will be settled by binding arbitration as set forth in
Section 10.15 of this Agreement. The final decision of the arbitrator will be furnished to the Shareholders, ISI and such Indemnified Person in writing and will constitute a conclusive determination of the issue in question, binding upon such parties.

                  (c) Any amount owed by the Shareholders to such Indemnified Person hereunder shall be paid first by the return of a number of shares of the ISI Common Stock determined. The total number of shares of ISI Common Stock to be returned to ISI in payment of the amount owed by the Shareholders (the "INDEMNITY SHARES") shall be determined by dividing the amount owed by the fair market value of the ISI Common Stock on the Closing Date. Provided however, if the ISI Common Stock is no longer held by the Shareholders or an insufficient number of shares is held, the amount owed shall first be paid by the return of ISI Common Stock held by the Shareholders (the "RETURNED SHARES") and then in cash in U.S. dollars. The cash settlement to be paid to the Indemnified Person is based upon the sum of the number of Indemnity Shares minus the number of Returned Shares, multiplied by the fair market value of the ISI Common Stock on the Closing Date.

                  (d) An Indemnified Party need not exhaust any other remedies that may be available to it before it proceeds directly in accordance with the provisions of this Article IX. The assertion of any single Claim for Indemnification hereunder will not bar any Indemnified Person from asserting other Claims for Indemnification hereunder.


                                    ARTICLE X
                               GENERAL PROVISIONS

         10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Regardless of any investigation made by or on behalf of any party to this Agreement, all representations and warranties contained in or made in writing by T5, the Shareholders or ISI pursuant to this Agreement will survive the Closing.

         10.2 EXPENSES; CERTAIN FEES; TAXES. ISI will pay the reasonable fees and expenses (not to exceed an aggregate of One Hundred Thousand Dollars ($100,000)) of T5's and the Shareholders' accountants, attorneys, investment advisors and other professionals incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the

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

Transaction contemplated thereby. Each of the parties shall be responsible for its own income, sales and use taxes. ISI shall pay the Shareholders' Expenses which reduce the purchase price in the calculation of the Total Number of Shares of ISI Common Stock pursuant to Section 2.1 of this Agreement. In addition, without reducing the purchase price, ISI shall be responsible for paying the entire 2.5% of the GmbH stock transfer tax as well as fifty percent (50%) of the notarial fees.

         10.3 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given if delivered personally or mailed, either by certified or registered mail with postage prepaid or by national or international overnight courier, or sent by facsimile, as follows:

                  (a)      if to the Shareholders, to:

                           To  the  address  and  fax  number  specified  on the
signature page.

                  with a copy to:  Shareholders' Attorneys

                           Wilson, Sonsini, Goodrich & Rosati
                           650 Page Mill Road
                           Palo Alto, CA 94304
                           Facsimile:  (415) 496-4082
                           Attn:  Jeffrey Herbst, Esq.

                  (b)      if to T5, to:

                           TakeFive Software Gesellschaft m.b.H.
                           Jakob-Haringer-Strasse 8
                           5020 Salzburg, Austria
                           Facsimile: 43-662-4579156
                           Attn:  Christian Kleinferchner

         (a)      if to ISI, to:

                           Integrated Systems, Inc.
                           3260 Jay Street
                           Santa Clara, CA 95054
                           Facsimile:  (408) 986-9946
                           Attn: Steven Sipowicz, Vice President of Finance and CFO

                  with a copy to:

                           Fenwick & West
                           Two Palo Alto Square
                           Palo Alto, CA  94306
                           Facsimile:  (415) 494-0674
                           Attention:  Fred Greguras, Esq.

or to such other Person or address as either party will specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications will be deemed to have

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



been received (i) if given by personal delivery or by facsimile, on the date of personal delivery or by facsimile , (ii) if by nationally or internationally recognized overnight courier, on the fourth business day following dispatch.

         10.4 ENTIRE AGREEMENT. This Agreement and the Related Agreements (including the Exhibits hereto and thereto) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof and thereof.

         10.5 BINDING EFFECT, BENEFIT. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         10.6 ASSIGNABILITY. This Agreement will not be assigned by either party hereto without the prior written consent of the other parties and any attempt to do so will be void.

         10.7 SECTION HEADINGS. The Section headings contained in this Agreement are inserted for reference purposes only and will not affect the meaning or interpretation of this Agreement.

         10.8   COUNTERPARTS.   This  Agreement  may  be  executed  in  multiple
counterparts, each of which will be deemed to be an original, and all of which together will be deemed to be one and the same instrument.

         10.9 APPLICABLE LAW. This Agreement and the legal relations between the parties hereto will be governed by and construed in accordance with the laws of the State of California without regard to conflicts of laws principles thereof to the extent that such principles would apply the law of another jurisdiction.

         10.10 SEVERABILITY. In case any provision of this Agreement will be invalid, illegal or unenforceable in any jurisdiction, then as to such jurisdiction only, such provision will to the extent of such prohibition or unenforceability be deemed severed from the remainder of this Agreement and the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

         10.11 NO WAIVER. No waiver of any breach or default hereunder of any party hereto will be deemed a waiver of any default or breach subsequently occurring.

         10.12 REMEDIES NOT EXCLUSIVE. Except as otherwise provided in this Agreement, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No remedy will be deemed to be a limitation on the amount or measure of damages resulting from any breach of this Agreement. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

         10.13 INTERPRETATION. The words "include", "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

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



         10.14 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         10.15 ARBITRATION. Except as specifically provided in Section 6.11 of this Agreement or elsewhere in this Agreement, any Contested Claim for Indemnification and any other dispute under this Agreement or Related Agreements, except for the Employment Agreements, shall be settled by mandatory and binding arbitration pursuant to the arbitration provisions set forth below:

                  (a) Any dispute between the parties shall be settled by arbitration (i) in Santa Clara County, California if arbitration is requested by T5 or the Shareholders, and (ii) in Frankfurt, Germany, if requested by ISI or the ISI Austrian Subsidiary, if applicable, and, except as herein specifically stated, in accordance with the commercial arbitration rules of the International Chamber of Commerce ("ICC RULES") then in effect. However, in all events, the provisions of this Agreement shall govern over any conflicting rules which may now or hereafter be contained in the ICC Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute between the parties.

                  (b) Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the ICC, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

                  (c) The ICC will have the authority to select an arbitrator from a list of arbitrators who are partners in a nationally recognized firm of independent certified public accountants from the management advisory services department (or comparable department or group) of such firm or are partners in a major law firm acceptable to all of the parties; provided, however, that such firm cannot be the firm of certified public accountants then auditing the books and records of either party or providing management or advisory services for either party.

                  (d) The party initiating the arbitration proceedings will pay one hundred percent (100%) of the initial compensation to be paid to the arbitrator in any such arbitration and fifty percent (50%) of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that the prevailing party in any arbitration will be entitled to an award of attorneys' fees and costs, and all costs of arbitration, including those provided for above, will be paid by the losing party, and the arbitrator will be authorized to make such determinations.

                  (e) Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to the parties to the dispute, along with a signed copy of the award. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of the arbitration provisions set forth herein or any other provision of this Agreement or any Related Agreement. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any Contested Claim for Indemnification arising out of Article IX or any other dispute concerning the provisions or performance of the Agreement or Related Agreements. The final decision of the arbitrator will be furnished to the parties in writing and will constitute a conclusive determination of the issue in question, binding upon such parties.

         10.16 ISI STOCK OPTION PLAN. The T5 employees shall be eligible for stock options under any ISI stock option plans to the same extent as other similarly situated employees of ISI and subject to the same conditions and requirements as are other employees of ISI.

         10.17 DISCLOSURE. ISI, T5 and the Shareholders agree not to make any public announcement of this transaction without the approval of both ISI and T5, such approval not to be unreasonably withheld. Each party agrees to take reasonable actions to avoid any trading in ISI securities by such party's respective officers, directors, employees and agents until October 31, 1995 or that would be based on material nonpublic information that relates to the proposed Transaction or that was learned in the due diligence process.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TAKEFIVE SOFTWARE GESELLSCHAFT M.B.H.,    THE SHAREHOLDERS
AN AUSTRIAN CORPORATION
                                          Lavinia BV

By:___________________________________    By: __________________________________
   ___________________________________
Name:_________________________________    Name:_________________________________

Title:________________________________    Title:________________________________

                                          Address:______________________________

                                          ______________________________________

                                          Facsimile:____________________________


                                          Christian Kleinferchner

                                          ______________________________________
                                          as an individual and Trust Beneficiary

                                          Address:______________________________

                                          ______________________________________

                                          Facsimile:____________________________


                                          Christian Kleinferchner Privatstiftung

                                          By:___________________________________

                                          Its:__________________________________

                                          Address:______________________________

                                          ______________________________________

                                          Facsimile:____________________________

                                          ______________________________________
                                          Margarethe Kleinferchner

                                          Address:______________________________

                                          ______________________________________

                                          Facsimile:____________________________

                                          ______________________________________
                                          Peter Bucsi

                                          Address:______________________________

                                          ______________________________________

                                          Facsimile:____________________________

                                          ______________________________________
                                          Peterne Bucsi

                                          Address:______________________________

                                          ______________________________________

                                          Facsimile:____________________________

                                          ______________________________________
                                          Sandor Korosi

                                          Address:______________________________

                                          ______________________________________

                                          Facsimile:____________________________

                                          ______________________________________
                                          Baross Erika Korosine

                                          Address:______________________________

                                          ______________________________________

                                          Facsimile:____________________________

                  [SIGNATURE PAGE TO STOCK EXCHANGE AGREEMENT]

INTEGRATED SYSTEMS, INC.,
  A CALIFORNIA CORPORATION



By:___________________________________

Name:_________________________________

Title:________________________________







                  [SIGNATURE PAGE TO STOCK EXCHANGE AGREEMENT]

Exhibits

     A.   T5 Shareholders

     B.   Exceptions Letter

     C.   Austrian Registry Excerpt, Articles of Association and Bylaws of T5

     D.   Notarial Deed

     E.   List of All Agreements and Documents Provided in Due Diligence.

     F.   ISI Exceptions Letter

     G.   Affiliate Agreements

     H.   Noncompetition and Nonsolicitation Agreement

     I.   Employment Agreements